UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 August 30, 2006 Date of Report (Date of Earliest Event Reported)

ZiLOG, Inc. (Exact name of Registrant as specified in its charter)

Delaware	001-13748	13-3092996
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

532 Race Street

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 558-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

In connection with James Thorburn’s (“Mr. Thorburn”) resignation as ZiLOG, Inc.'s (the “Registrant”) chief executive officer and director, the Registrant and Mr. Thorburn entered into a separation agreement, effective as of August 30, 2006, pursuant to which the Registrant agreed to pay Mr. Thorburn a sum equal to $486,000 over a one year period and to accelerate the vesting of 28,000 shares of restricted stock held by Mr. Thorburn. Mr. Thorburn will also receive reimbursement for medical and disability insurance premiums for up to one year. Mr. Thorburn agreed not to solicit ZiLOG customers or employees for such period and not to use the Registrant’s confidential information in a competitive fashion and to release the Registrant from any claims he may have against them. The foregoing summary of the separation agreement between the Registrant and Mr. Thorburn is subject to, and qualified in its entirety by, the separation agreement attached to this Current Report on Form 8-K as Exhibit 99.1, and incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 31, 2006, the Registrant notified the listing qualification department of the Nasdaq National Market (“Nasdaq”) that the Registrant is not in compliance with Nasdaq Marketplace Rules 4350(c)(1) and 4350(d)(2) and that the Registrant will rely on the cure periods in Nasdaq Marketplace Rule 4350(c)(1) and 4350(d)(4) respectively, to regain compliance. On August 30, 2006, James Thorburn resigned as the Registrant’s chief executive officer and director and Robin Abrams, one of the Registrant’s independent directors, was appointed as interim chief executive officer. Pursuant to Nasdaq Marketplace Rule 4200, Ms. Abrams will not qualify as an independent director while serving as the Registrant’s interim chief executive officer. In addition, because Ms. Abrams will no longer be an independent director, she has resigned as a member of the Registrant’s audit committee. As a result of these events, the Registrant no longer has a majority of independent directors on it board of directors, as required by Nasdaq Marketplace Rule 4350(c)(1), and only has two members on its audit committee, rather than the three which are required by Nasdaq Marketplace Rule 4350(d)(2).

The Registrant will rely on the cure periods in Nasdaq Marketplace Rules 4350(c)(1) and 4350(d)(4) to regain compliance with Nasdaq Marketplace Rules 4350(c)(1) and 4350(d)(2), respectively, within the earlier of the Registrant’s next annual shareholder meeting or August 30, 2007 (one year from the date of non-compliance). The Registrant anticipates that its next annual shareholder meeting will be held approximately a year from its last annual shareholder meeting, which was held on July 26, 2006. In an effort to regain compliance with the above rules, the Registrant has begun a search for a new chief executive officer and thus anticipates Ms. Abrams service as interim chief executive officer will end within the applicable cure periods. In addition, the Registrant anticipates one of its current directors will become an independent director on or around June 1, 2007.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 30, 2006, James Thorburn announced his resignation as the Registrant’s chief executive officer and director, effective immediately.

On August 30, 2006, the Registrant named one of its directors Robin Abrams as the its interim chief executive officer, effective immediately. Ms. Abrams has been a director of the Registrant since March 10, 2004. From July 2004 until July 2006, Ms. Abrams served as a director and chief executive officer of Firefly Mobile, Inc, a company with a range of products that address the mobile youth market. Prior to joining Firefly Mobile from September 2003 to July 2004, Ms. Abrams was President of Connection to eBay, a company that provides strategy, management and customer service, where she also served as a consultant from May 2003 to September 2003. Ms. Abrams acted as President and Chief Executive Officer of BlueKite, a provider of bandwidth and optimization software for wireless operators, from May 2001 through January 2003. From July 1999 to March 2003, Ms. Abrams served as Chief Operating Officer of Ventro Corporation, a service provider of business-to-business marketplaces. Ms. Abrams served as the President of Palm Computing Inc. and a Senior Vice President of 3Com Corporation from February 1999 to June 1999. Ms. Abrams served as the President of VeriFone Inc., a secure payment systems company and a subsidiary of Hewlett-Packard, from March 1998 to February 1999, and as the Vice President of the Americas of VeriFone from February 1997 to March 1998. From June 1996 to February 1997, Ms. Abrams was the Senior Vice President of Apple Computer, Inc. and the President of Apple Americas, and from December 1994 to June 1996, Ms. Abrams served as the Vice President and General Manager of Apple Asia. Ms. Abrams holds a B.A. in political science and history and a J.D. from the University of Nebraska.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Separation agreement and general release between the Registrant and James Thorburn.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZiLOG, INC.

By:	/s/ Robin Abrams
Robin Abrams
Interim Chief Executive Officer
	Date:	September 1, 2006

EXHIBIT INDEX

Exhibit Number	Description
99.1	Separation agreement and general release between the Registrant and James Thorburn.